UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest reported): November 26, 2013

RENEW ENERGY RESOURCES INC

(Exact name of registrant as specified in charter)

Florida	000-27277	88-0503197
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

1000 N Rampart St

New Orleans, LA 70116

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (504) 934-1620

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective December 6, 2013, our Board of Directors accepts the resignation of Mr. Chris Guidry and appoints Mr. Jonathan Barkman as a Director of the Company. There is no understanding or arrangement between Mr. Barkman other person pursuant to which Mr. Barkman was selected as director. Mr. Barkman does not have any family relationship with any director, executive officer or person nominated or chosen by us to become a director or an executive officer. Mr. Barkman has not entered into any material plan, contract or arrangement in connection with his appointment as an executive officer.

Mr. Guidry’s resignation comes due to a conflict with his lobbying practice. He will remain an advisor to the Company.

Jonathan Barkman

After a career spanning more than nineteen (19) years, Jon Barkman founded Riverview Capital Enterprises in 2007 after taking a special interest in the capital markets. Previous to the founding of Riverview, Jon held the title of Senior Vice President of Investments within a major Wall Street firm. Since founding Riverview Capital Enterprises, Mr. Barkman has assisted many public and private companies to raise capital and create a corporate branding strategy. He has also served on various boards holding such titles as Chief Financial Officer and Technical Financial Advisor.

Item 8.01	Other Event

(a)	The Company has filed with the State of Florida all the necessary paperwork to be incorporated in the State of Florida and will file with the Secretary of State in Louisiana as a foreign entity doing business in Louisiana.

(b)	The Company is working to bring all of required filings with the Security and Exchange Commission up to date and anticipates this being completed no later than January 31, 2014.

Item 9.01	Financial Statements and Exhibits

(a)	Financial statements of business acquired.

Not applicable.

(b)	Pro forma financial information.

Not applicable.

(c)	Exhibits.

Exhibit No.	Description

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENEW ENERGY RESOURCES

Date: December 6, 2013	By:	/s/ Alex Edwards
	Name:	Alex Edwards
	Title:	Chief Executive Officer